      As filed with the Securities and Exchange Commission on July 30, 2002
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             (Exact Name of Registrant as Specified in Its Charter)
                                 ---------------

                            Pennsylvania                                                        23-6216339
                   (State or Other Jurisdiction of                                (I.R.S. Employer Identification Number)
                     Incorporation or Organization)

                                                                                               Bruce Goldman
                                                                                   Senior Vice President-General Counsel
                  The Bellevue, 200 S. Broad Street                                  The Bellevue, 200 S. Broad Street
                  Philadelphia, Pennsylvania  19102                                  Philadelphia, Pennsylvania 19102
                           (215) 875-0700                                                     (215) 875-0700
         (Address, Including Zip Code, and Telephone Number,                 (Name, Address, Including Zip Code, and Telephone
  Including Area Code, of Registrant's Principal Executive Offices)         Number, Including Area Code, of Agent for Service)

                             -----------------------
                                    Copy to:
                             Howard A. Blum, Esquire
                           Drinker Biddle & Reath LLP
                     One Logan Square, 18th & Cherry Streets
                      Philadelphia, Pennsylvania 19103-6996
                                 (215) 988-2700

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                        CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                Amount               Proposed Maximum          Proposed Maximum           Amount of
           Title of Shares                       to be                Offering Price               Aggregate            Registration
          to be Registered                    Registered               Per Share (1)           Offering Price(1)             Fee
------------------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest,                1,176,627                  $21.50                 $25,297,480.50             $2,327
$1.00 par value (and associated
rights)
====================================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The price and fee are based on the average of the highest and lowest selling prices of the Registrant's shares of beneficial interest on July 24, 2002 on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 30, 2002

PROSPECTUS



                                [GRAPHIC OMITTED]


                    Pennsylvania Real Estate Investment Trust

                     1,176,627 SHARES OF BENEFICIAL INTEREST


         We are registering for reoffer and resale up to 1,176,627 shares of beneficial interest that we have issued or may in the future issue to the holders of units of limited partnership interest in PREIT Associates, L.P., of which we are the sole general partner, including reoffers and resales by the holders' pledgees, donees, transferees, partners or other successors in interest. The units were issued by PREIT Associates in private transactions from December 31, 1998 through July 10, 2002 and are redeemable for cash or, at our option, for a like number of shares. We will not receive any of the proceeds from the sale of any shares by the selling shareholders, but we have agreed to bear certain expenses of registration of the shares under federal and state securities laws. Our shares are traded on the New York Stock Exchange under the symbol "PEI."

         Consider carefully the Risk Factors beginning on page 1 before deciding to invest in our shares.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is__________, 2002.

                                TABLE OF CONTENTS





PENNSYLVANIA REAL ESTATE INVESTMENT TRUST...................................1

RISK FACTORS................................................................2

USE OF PROCEEDS............................................................12

SELLING SHAREHOLDERS.......................................................13

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST...............................17

SUMMARY OF THE TRUST AGREEMENT.............................................22

SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT.............................25

FEDERAL INCOME TAX CONSIDERATIONS..........................................28

PLAN OF DISTRIBUTION.......................................................37

LEGAL MATTERS..............................................................39

EXPERTS....................................................................39

WHERE YOU CAN FIND MORE INFORMATION........................................40

FORWARD LOOKING STATEMENTS.................................................42

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

         PREIT, which is organized as a business trust under Pennsylvania law, is a fully integrated, self-administered and self-managed real estate investment trust, founded in 1960, that acquires, develops, redevelops and operates retail and multifamily properties. We conduct substantially all of our operations through PREIT Associates, L.P., and we have elected, and conduct our operations in a manner intended, to comply with the requirements for qualification as a real estate investment trust (a "REIT") under the Real Estate Investment Trust Act of 1960, Sections 856-60 of the Internal Revenue Code of 1986, as amended.

         Our principal executive offices are located at The Bellevue, 200 S. Broad St., Philadelphia, Pennsylvania, 19102, telephone: (215) 875-0700.

                                  RISK FACTORS

Real Estate Industry

         We face risks associated with general economic conditions and local real estate conditions in areas where we own properties

         We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of the types of properties that we own in a local area or a decline in the attractiveness of our properties to shoppers, residents or tenants would have a negative effect on us.

         Other factors that may affect general economic conditions or local real estate conditions include:

         o population trends
         o income tax laws
         o availability and costs of financing
         o construction costs
         o weather conditions that may increase or decrease energy costs

         We may be unable to compete with our larger competitors and other alternatives to our portfolio of properties

         The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues and geographical diversity than we have. Furthermore, we compete for tenants with other property owners. All of our properties are also subject to significant local competition. Our multifamily properties compete with providers of other forms of housing, such as single family housing. Competition from single family housing increases when lower interest rates make mortgages more affordable. Further, our portfolio of retail properties faces competition from internet-based operations that may be capable of providing lower-cost alternatives to customers. If we expand our portfolio to include additional types of properties, we may face additional risks that are specific to those property types.

         We are subject to significant regulation that restricts our activities

         Local zoning and land use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities.

         Legislation such as the Americans with Disabilities Act may require us to modify our properties. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted.

Our Properties

         We face risks that may restrict our ability to develop properties

         There are risks associated with our development activities in addition to those generally associated with the ownership and operation of established retail centers and multifamily properties. These risks include:

         o expenditure of money and time on projects that may never be completed
         o higher than estimated construction costs
         o late completion because of unexpected delays in construction or in the receipt of zoning or other regulatory approvals
         o inability to obtain permanent financing upon completion of development activities

         The risks described above are compounded by the fact that we must distribute 90% of our taxable income in order to maintain our qualification as a REIT. As a result of these distribution requirements, new developments are financed primarily through lines of credit or other forms of construction financing. We may be unable to obtain this financing on terms that are favorable to us, if at all.

         Furthermore, we must acquire and develop suitable high traffic properties at costs consistent with the overall economics of the project. Because real estate development is extremely competitive, we cannot assure you that we will be able to acquire additional appropriate sites within our geographic markets.

         Some of our properties are old and in need of maintenance and/or renovation

         Some of the properties in which we have an interest were constructed or last renovated more than 10 years ago. Older properties may generate lower rentals or may require significant capital expense for renovations. More than forty percent of our multifamily properties have not been renovated in the last ten years. Some of our multifamily properties lack amenities that are customarily included in modern construction, such as dishwashers, central air conditioning and microwave ovens. Some of our retail and multifamily properties are difficult to lease because they are too large, too small or inappropriately proportioned for today's market. We may be unable to remedy some forms of obsolesence.

         We may be unable to successfully integrate and effectively manage the properties we acquire

         Subject to the availability of financing and other considerations, we intend to continue to acquire interests in properties that we believe will be profitable or will enhance the value of our portfolios. Some of these properties may have unknown characteristics or deficiencies. Therefore, it is possible that some properties will be worth less or will generate less revenue than we believe at the time of acquisition.

         To manage our growth effectively, we must successfully integrate new acquisitions. We cannot assure you that we will be able to successfully integrate or effectively manage additional properties.

         When we acquire properties, we also take on other risks, including:

         o financing risks (some of which are described below)
         o the risk that we will not meet anticipated occupancy or rent levels
         o the risk that we will not obtain required zoning, occupancy and other governmental approvals
         o the risk that there will be changes in applicable zoning and land use laws that affect adversely the operation or development of our properties

         We may be unable to renew leases or relet space as leases expire

         When a lease expires, a tenant may refuse to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property's operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

         We have been and may continue to be affected negatively by tenant bankruptcies and leasing delays

         At any time, a tenant may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any such event could result in the termination of that tenant's lease and losses to us.

         We receive a substantial portion of our retail property income as rents under long-term leases. If retail tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs and taxes.

         Future terrorist activity may have an adverse affect on our financial condition and operating results

         Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001 and other acts of terrorism or war, may result in declining economic activity, which could harm the demand for and the value of our properties. A decrease in demand would make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction or loss, and the availability of insurance for such acts may be less, or cost more, which would adversely affect our financial condition and results of operations. To the extent that our tenants are impacted by future attacks, their businesses similarly could be adversely affected, including their ability to continue to honor their existing leases. These acts may further erode business and consumer confidence and spending, and may result in increased volatility in national and international financial markets and economies. Any one of these events may decrease demand for real estate, decrease or delay the occupancy of our new or renovated properties, increase our operating expenses due to increased physical security for our properties and limit our access to capital or increase our cost of raising capital. We apply comprehensive planning and operational measures in an effort to enhance the security of our employees, tenants and visitors at our properties. This effort, a strong component of our operational program before September 11th, undergoes regular review and, where necessary and appropriate, improvement and enhancement. The need to enhance security measures and add additional security personnel at our properties could increase the costs of operating our properties with a materially adverse impact on our cash flows and results of operations.

         We face risks associated with PREIT-RUBIN's management of properties owned by third parties

         PREIT-RUBIN manages a substantial number of properties owned by third parties. Risks associated with the management of properties owned by third parties include:

         o the property owner's termination of the management contract
         o loss of the management contract in connection with a property sale
         o non-renewal of the management contract after expiration
         o renewal of the management contract on terms less favorable than current terms
         o decline in management fees as a result of general real estate market conditions or local market factors
         o claims of losses due to allegations of mismanagement

         The occurrence of one or more of these risks could have a material adverse effect on our results of operations.

         Coverage under our existing insurance policies may be inadequate to cover losses

         We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering our business operations, employees and assets. However, we could be required to bear all losses that are not adequately covered by insurance, including losses related to terrorism, which generally are not covered by insurance. Although we believe that our insurance programs are adequate, we cannot assure you that we will not incur losses in excess of our insurance coverage. If we are unable to obtain insurance in the future at acceptable levels and reasonable cost, the possibility of losses in excess of our insurance coverage may increase and we may not be able to comply with covenants under our debt agreements.

         Insurance payouts resulting from the terrorist attacks occurring on September 11, 2001 could significantly reduce the insurance industry's reserves. Moreover, the demand for higher levels of insurance coverage will likely increase because of these attacks. As a result, we expect our insurance premiums to increase in the future, which may have a materially adverse impact on our cash flow and results of operations. Furthermore, we may not be able to purchase policies in the future with coverage limits and deductibles similar to those that were available before the attacks. Because it is not possible to determine what kind of policies will be available in the future and at what prices, there is no guarantee that we will be able to maintain our pre-September 11, 2001 insurance coverage levels.

         We face risks due to lack of geographic diversity

         Most of our properties are located in the eastern United States. A majority of the properties are located either in Pennsylvania or Florida. General economic conditions and local real estate conditions in these geographic regions have a particularly strong effect on us. Other REITs may have a more geographically diverse portfolio and thus may be less susceptible to downturns in one or more regions.

         We face possible environmental liabilities

         Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or to borrow with the real estate as collateral.

         From time to time, we respond to inquiries from environmental authorities with respect to properties both currently and formerly owned by us. We cannot assure you of the results of pending investigations, but we do not believe that resolution of these matters will have a material adverse effect on our financial condition or results of operations.

         We have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of unknown environmental conditions or violations with respect to the properties we formerly owned. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed of, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability.

         We are aware of certain environmental matters at some of our properties, including ground water contamination, above-normal radon levels and the presence of asbestos containing materials and lead-based paint. We have, in the past, performed remediation of such environmental matters, and we are not aware of any significant remaining potential liability relating to these environmental matters. We may be required in the future to perform testing relating to these matters. We cannot assure you that the amounts that we have reserved for these matters will be adequate to cover future environmental costs.

         At five properties in which we currently have an interest, and at two properties in which we formerly had an interest, environmental conditions have been or continue to be investigated and have not been fully remediated. At five of these properties, groundwater contamination has been found. At two of the properties with groundwater contamination, the former owners of the properties are remediating the groundwater contamination. Dry cleaning operations were performed at three of the properties in which we currently or formerly had an interest. At two of the dry cleaning properties, soil contamination has been identified and groundwater contamination was found at the other dry cleaning property. Although the properties with contamination arising from dry cleaning operations may be eligible under a state law for remediation with state funds, we cannot assure you that sufficient funds will be available under the legislation to pay the full costs of any such remediation.

         There are asbestos-containing materials in a number of our properties, primarily in the form of floor tiles and adhesives. The floor tiles and adhesives are generally in good condition. Fire-proofing material containing asbestos is present at some of our properties in limited concentrations or in limited areas. At properties where radon has been identified as a potential concern, we have remediated or are performing additional testing. Lead-based paint has been identified at certain of our multifamily properties and we have notified tenants under applicable disclosure requirements. Based on our current knowledge, we do not believe that the future liabilities associated with asbestos, radon and lead-based paint at the foregoing properties will be material.

         We are aware of environmental concerns at two of our development properties. Our present view is that our share of any remediation costs necessary in connection with the development of these properties will be within the budgets for development of these properties (or, in the case of one of these properties, our prospective partner, who also is the current owner of such property, will address the environmental concerns prior to the commencement of the development process), but the final costs and necessary remediation are not known and may cause us to decide not to develop one or both of these properties.

         We have limited environmental liability coverage for the types of environmental liabilities described above. The policy covers liability for pollution and on-site remediation limited to $2 million for any single claim and further limited to $4 million in the aggregate. The policy expires on December 1, 2002.

Financing Risks

         We face risks generally associated with our debt

         We finance parts of our operations and acquisitions through debt. There are risks associated with this debt, including:

         o a decline in funds from operations from increases in rates on our floating-rate debt
         o forced disposition of assets resulting from a failure to repay or refinance existing debt
         o refinancing terms that are less favorable than the terms of existing debt
         o default or foreclosure due to failure to meet required payments of principal and interest

         We may not be able to comply with leverage ratios imposed by our credit facility or to use our credit facility when credit markets are tight

         We currently use a three-year credit facility that is secured by certain of our properties for working capital, acquisitions, construction of our development properties, and renovations and capital improvements to our properties. The credit facility currently requires our operating partnership, PREIT Associates, to maintain certain asset and income to debt ratios and minimum income and net worth levels. If, in the future, PREIT Associates fails to meet any one or more of these requirements, we would be in default. The lenders, in their sole discretion, may waive a default or we might secure alternative or substitute financing. We cannot assure you, however, that we can obtain waivers or alternative financing. Any default may have a materially adverse effect on our operations and financial condition.

         When the credit markets are tight, we may encounter resistance from lenders when we seek financing or refinancing for some of our properties. If our credit facility is reduced significantly or withdrawn, our operations would be affected adversely. If we are unable to increase our borrowing capacity under the credit facility, our ability to make acquisitions would be affected adversely. We cannot assure you as to the availability or terms of financing for any particular property.

         We have entered into agreements limiting the interest rate on portions of our credit facility. If other parties to these agreements fail to perform as required by the agreements, we may suffer credit loss. Further, these agreements expire in December of 2003 and we may be unable to replace them with agreements with favorable terms, if at all.

         We may be unable to obtain long-term financing required to finance our partnerships and joint ventures

         The profitability of each partnership or joint venture in which we are a partner or co-venturer that has short-term financing or debt requiring a balloon payment is dependent on the availability of long-term financing on satisfactory terms. If satisfactory long-term financing is not available, we may have to rely on other sources of short-term financing, equity contributions or the proceeds of refinancing other properties to satisfy debt obligations. Although we do not own the entire interest in connection with many of the properties held by such partnerships or joint ventures, we may be required to pay the full amount of any obligation of the partnership or joint venture that we have guaranteed in whole or in part. Additionally, we may elect to pay a partnership's or joint venture's obligation to protect our equity interest in its properties and assets.

         Some of our properties are held by special purpose entities and are not generally available to satisfy creditors' claims in bankruptcy

         Some of our properties are owned or ground-leased by subsidiaries that we created solely for that purpose. The mortgaged properties and related assets are restricted solely for the payment of the related loans and are not available to pay our other debts. The cash flow from these properties, however, is available for our general use so long as no event of default has occurred and after we have paid any debt services and provided for any required reserves under the applicable loan agreement.

Governance

         We may be unable to effectively manage our partnerships and joint ventures due to disagreements with our partners and joint venturers

         Generally, we hold interests in our portfolio properties through PREIT Associates. In many cases we hold properties through joint ventures or partnerships with third-parties and, thus, we hold less than 100% of the ownership interests in these properties. Of the properties with respect to which our ownership is partial, most are owned by partnerships in which we are a general partner. The remaining properties are owned by joint ventures in which we have substantially the same powers as a general partner. Under the terms of the partnership and joint venture agreements, major decisions, such as a sale, lease, refinancing, expansion or rehabilitation of a property, or a change of property manager, require the consent of all partners or co-venturers. Necessary actions may be delayed significantly because decisions must be unanimous. It may be difficult or even impossible to change a property manager if a partner or co-venturer is serving as the property manager.

         Business disagreements with partners may arise. We may incur substantial expenses in resolving these disputes. To preserve our investment, we may be required to make commitments to or on behalf of a partnership or joint venture during a dispute. Moreover, we cannot assure you that our resolution of a dispute with a partner will be on terms that are favorable to us.

         Other risks of investments in partnerships and joint ventures include:

         o partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions
         o partners or co-venturers might have business interests or goals that are inconsistent with our business interests or goals
         o partners or co-venturers may be in a position to take action contrary to our policies or objectives
         o potential liability for the actions of our partners or co-venturers

         We are subject to restrictions that may impede our ability to effect a change in control

         Our Trust Agreement restricts the possibility of our sale or change in control, even if a sale or change in control were in our shareholders' interest. These restrictions include the ownership limit on our shares of beneficial interest, which is designed to ensure qualification as a REIT, the staggered terms of our Trustees and our ability to issue preferred shares. Additionally, we have adopted a shareholder rights plan that may deter a potential acquiror from attempting to acquire us.

         We have entered into agreements that may limit our ability to sell some of our properties

         Some limited partners of PREIT Associates may suffer adverse tax consequences if certain properties owned by PREIT Associates are sold. As the general partner of PREIT Associates, with respect to certain of these properties we have agreed to indemnify the former property owners against tax liability that they may incur if we sell these properties within a certain number of years after we acquired them. In some cases, these agreements may make it uneconomical for us to sell these properties, even in circumstances in which it otherwise would be advantageous to do so.

         We may issue preferred shares with greater rights than our shares of beneficial interest

         Our Board of Trustees may issue up to 25,000,000 preferred shares without shareholder approval. Our Board of Trustees may determine the relative rights, preferences and privileges of each class or series of preferred shares. Because our Board of Trustees has the power to establish the preferences and rights of the preferred shares, preferred shares may have preferences, distributions, powers and rights senior to our shares of beneficial interest.

         We may amend our business policies without your approval

         Our Board of Trustees determines our growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies. Although the Board of Trustees has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to shareholders. Accordingly, shareholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all shareholders.

         Limited partners of PREIT Associates may vote on fundamental changes we propose

         Our assets are generally held through PREIT Associates, a Delaware limited partnership of which we are the sole general partner. We currently hold a majority of the limited partner interests in PREIT Associates. However, PREIT Associates may from time to time issue additional limited partner interests in PREIT Associates to third parties in exchange for contributions of property to PREIT Associates. These issuances will dilute our percentage ownership of PREIT Associates. Limited partner interests in PREIT Associates generally do not carry a right to vote on any matter voted on by our shareholders, although limited partner interests may, under certain circumstances, be redeemed for our shares. However, before the date on which at least half of the partnership interests issued on September 30, 1997 in connection with our acquisition of The Rubin Organization have been redeemed, the holders of partnership interests issued on September 30, 1997 are entitled to vote, along with our shareholders as a single class, on any proposal to merge, consolidate or sell substantially all of our assets. Our partnership interest in PREIT Associates is not included for purposes of determining when half of the partnership interests issued on September 30, 1997 have been redeemed, nor are they counted as votes. We cannot assure you that we will not agree to extend comparable rights to other limited partners in PREIT Associates.

         Our success depends in part on Ronald Rubin

         We are dependent on the efforts of Ronald Rubin, our Chairman and Chief Executive Officer. The loss of his services could have an adverse effect on our operations.

         Our officers who both work for us and have interests in properties that we manage may have conflicts of interest

         We provide management, leasing and development services for partnerships and other ventures in which some of our officers, including Ronald Rubin, our Chairman and Chief Executive Officer, have either direct or indirect ownership interests. In addition, we lease substantial office space from an entity in which some of our officers have an interest. Although we believe that the terms of these transactions are no less favorable to us than the terms of our other similar agreements, our officers who have interests in both sides of these transactions face a conflict of interest in deciding to enter into these agreements and in negotiating their terms.

Other Risks

         We may fail to qualify as a REIT and you may incur tax liabilities as a result

         If we fail to qualify as a REIT, we will be subject to Federal income tax at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to shareholders and for debt service.

         To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied with such requirements because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we have been qualified or will remain qualified.

         We may be unable to comply with the strict income distribution requirements applicable to REITs

         To obtain the favorable treatment associated with qualifying as a REIT, we are required each year to distribute to our shareholders at least 90% of our net taxable income. In addition, we are subject to a tax on the undistributed portion of our income at regular corporate rates and may also be subject to a 4% excise tax on this undistributed income. We could be required to seek to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions are not favorable for borrowing.

         You may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in our financial statements included in this prospectus

         After reasonable efforts, we have not been able to obtain the written consent of Arthur Andersen to the incorporation by reference of its report on our financial statements and schedules in this prospectus, and we have not filed that consent in reliance on Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of its report in this prospectus, your ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen under Section 11 of the Securities Act for untrue statements of a material fact, if any, contained in our financial statements and schedules audited by Arthur Andersen that are incorporated by reference in this prospectus, or omissions to state a material fact, if any, required to be stated in those financial statements and schedules.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the selling shareholders, nor will any of the proceeds be available for our use or otherwise for our benefit.

                              SELLING SHAREHOLDERS

         The following table provides the names of the selling shareholders as of the date of this prospectus and the number of shares beneficially owned by each such holder on that date. Because the selling shareholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that will be owned by each selling shareholder after completion of the offering to which this prospectus relates.

         The shares offered by this prospectus may be offered from time to time by the selling shareholders named below or their pledgees, donees, transferees, partners or other successors in interest.

-------------------------------------------------------------------------------------------------------------------------
                                                                                            Number of
                                                                                              Shares
                                                                                           Beneficially      Number of
                                                                                          Owned Prior to      Shares
             Name                                Position with Company                       Offering        Offered(1)
             ----                                ---------------------                       --------        -------
-------------------------------- ------------------------------------------------------- ----------------- --------------
Ronald Rubin                     Since October 2001, Chairman of the Trust and, since          751,738(2)        315,235
                                 September 1997, Chief Executive Officer and Trustee
                                 of the Trust.

-------------------------------- ------------------------------------------------------- ----------------- --------------
Estate of Albert H. Marta        N/A                                                           301,380(3)        301,380

-------------------------------- ------------------------------------------------------- ----------------- --------------
George Rubin                     Since September 1997, President and Secretary of              373,881(4)        129,774
                                 PREIT-RUBIN and Trustee of the Trust.

-------------------------------- ------------------------------------------------------- ----------------- --------------
Samstock/ZFT, LLC                N/A                                                            76,779(5)         76,779

-------------------------------- ------------------------------------------------------- ----------------- --------------
Leonard Shore                    Since September 1997, Executive Vice President -              146,711(6)         56,277
                                 Special Projects of PREIT-RUBIN.

-------------------------------- ------------------------------------------------------- ----------------- --------------
Samstock/Alpha LLC               N/A                                                            58,065(5)         47,739

-------------------------------- ------------------------------------------------------- ----------------- --------------
Joseph Coradino                  Since December 2001, Executive Vice President -               125,631(7)         47,560
                                 Retail of the Trust and, since November 1998,
                                 Executive Vice President - Retail Division and
                                 Treasurer of PREIT-RUBIN.

-------------------------------- ------------------------------------------------------- ----------------- --------------
Patricia Berns                   N/A                                                            40,644(8)         28,145

-------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                                                            Number of
                                                                                              Shares
                                                                                           Beneficially      Number of
                                                                                          Owned Prior to      Shares
             Name                                Position with Company                       Offering        Offered(1)
             ----                                ---------------------                       --------        -------
-------------------------------- ------------------------------------------------------- ----------------- --------------
Edward Glickman                  Since September 1997, Executive Vice President and            172,883(9)         27,841
                                 Chief Financial Officer of the Trust.

-------------------------------- ------------------------------------------------------- ----------------- --------------
Non-QTIP Marital Trust under     N/A                                                            49,006(5)         25,611
Will of Richard I. Rubin

-------------------------------- ------------------------------------------------------- ----------------- --------------
Lewis Stone                      N/A                                                           41,601(10)         22,457

-------------------------------- ------------------------------------------------------- ----------------- --------------
Joan K. Shore                    N/A                                                           146,711(6)         20,000

-------------------------------- ------------------------------------------------------- ----------------- --------------
Samstock/SZRT, LLC               N/A                                                            16,423(5)         16,423

-------------------------------- ------------------------------------------------------- ----------------- --------------
Joseph Straus, Jr.               N/A                                                           18,782(11)         15,200

-------------------------------- ------------------------------------------------------- ----------------- --------------
Douglas S. Grayson               Since March 2002, Executive Vice President -                  51,428(12)         12,422
                                 Development of the Trust and, since October 1998,
                                 Executive Vice President - Development of PREIT-RUBIN.

-------------------------------- ------------------------------------------------------- ----------------- --------------
Gerald Broker                    N/A                                                           57,301(13)          6,449

-------------------------------- ------------------------------------------------------- ----------------- --------------
Alan F. Feldman                  N/A                                                           11,151(14)          6,420

-------------------------------- ------------------------------------------------------- ----------------- --------------
Judith Garfinkel                 N/A                                                            8,114(15)          5,328

-------------------------------- ------------------------------------------------------- ----------------- --------------
James L. Paterno                 N/A                                                            8,538(16)          5,025

-------------------------------- ------------------------------------------------------- ----------------- --------------
David J. Bryant                  Since September 2000, Senior Vice President - Finance         20,391(17)          3,106
                                 and Treasurer of the Trust.  From January 1997 to
                                 September 2000, Vice President - Financial Services
                                 of the Trust.  From 1996 to September 1997, Vice
                                 President - Financial Services of The Rubin
                                 Organization.

-------------------------------- ------------------------------------------------------- ----------------- --------------
EGIL Investments, Inc.           N/A                                                             2,131(5)          2,131

-------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                                                            Number of
                                                                                              Shares
                                                                                           Beneficially      Number of
                                                                                          Owned Prior to      Shares
             Name                                Position with Company                       Offering        Offered(1)
             ----                                ---------------------                       --------        -------
-------------------------------- ------------------------------------------------------- ----------------- --------------
EGI Holdings, Inc.               N/A                                                             2,130(5)          2,130

-------------------------------- ------------------------------------------------------- ----------------- --------------
Sanford Shkolnik                 N/A                                                             2,130(5)          2,130

-------------------------------- ------------------------------------------------------- ----------------- --------------
Samstock/ZGPI, LLC               N/A                                                             1,065(5)          1,065

-------------------------------- ------------------------------------------------------- ----------------- --------------

         TOTAL                                                                                  --             1,176,627
-------------------------------------------------------------------------------------------------------------------------

---------------------
(1) Shares listed in this column may include shares that are not beneficially owned by the offeree on the date of this prospectus. We refer you to the individual footnotes in the beneficial ownership column for information regarding shares listed in this column that are not presently beneficially owned by the offeree.

(2) Includes 112,700 shares held directly by Ronald Rubin, 483,038 Class A units of limited partnership interest in PREIT Associates, L.P. (49,006 of which are held by a trust of which Ronald Rubin and George F. Rubin are beneficiaries and 2,776 of which are owned by a corporation of which Ronald Rubin is the sole shareholder) that are currently redeemable for cash or, at the option of the Trust, for a like number of shares, 150,000 shares subject to options that are currently exercisable, and 6,000 shares held by a trust of which Mr. Rubin is a trustee. Does not include 66,159 and 17,611 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003 and July 10, 2003, respectively.

(3) All amounts listed are shares.

(4) Includes 51,562 shares held directly by George Rubin, 239,919 Class A units of limited partnership interest in PREIT Associates, L.P. (49,006 of which are held by a trust of which Ronald Rubin and George F. Rubin are beneficiaries) that are currently redeemable for cash or, at the option of the Trust, for a like number of shares, 75,000 shares subject to options that are currently exercisable and 6,000 shares held by a trust of which Mr. Rubin is a trustee. Also includes 900 shares held by a trust, the beneficiary of which is Mr. Rubin's daughter, and 500 shares held by Mr. Rubin's spouse, as to both of which Mr. Rubin disclaims beneficial ownership. Does not include 30,211 and 6,726 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003 and July 10, 2003, respectively.

(5) All amounts listed are Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the Trust's option, for a like number of shares.

(6) Includes 2,877 shares held directly by Leonard Shore, 93,834 Class A units of limited partnership interest in PREIT Associates, L.P. held by Leonard Shore and 20,000 Class A units of limited partnership interest in PREIT Associates, L.P. held by his wife, Joan K. Shore, that are currently redeemable for cash or, at the option of the Trust, for a like number of shares, and 30,000 shares subject to options that are currently exercisable. Does not include 18,882 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(7) Includes 22,148 shares held directly by Mr. Coradino, 73,483 Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares, and 30,000 shares subject to options that are currently exercisable. Does not include 12,273 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(8) Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares. Does not include 8,200 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(9) Includes 25,000 shares held directly by Mr. Glickman, 37,883 Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares, and 110,000 shares subject to options that are currently exercisable. Does not include 7,553 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(10) Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares. Does not include 4,272 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(11) Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares. Does not include 4,612 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(12) Includes 16,817 shares held directly by Mr. Grayson, 14,611 Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares, and 20,000 shares subject to options that are currently exercisable. Does not include 3,777 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(13) Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares. Does not include 4,272 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(14) Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares. Does not include 1,823 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(15) Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares. Does not include 855 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(16) Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares. Does not include 1,402 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

(17) Includes 7,841 shares held directly by Mr. Bryant, 3,800 Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of the Trust, for a like number of shares, and 8,750 shares subject to options that are currently exercisable. Does not include 945 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until April 8, 2003.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

         Under the Trust Agreement, we have the authority to issue up to 100,000,000 shares and up to 25,000,000 preferred shares.

General Provisions

         Voting, Dividend and Other Rights. Subject to the provisions of the Trust Agreement regarding "Excess Shares" (See " -- Restrictions on Transfer"),
(i) the holders of our shares are entitled to one vote per share on all matters voted on by shareholders, including elections of Trustees, and (ii), subject to the rights of holders of any preferred shares, the holders of our shares are entitled to a pro rata portion of such distributions as may be declared from time to time by our Trustees from funds available therefor, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to such holders. The majority of shares voting on a matter at a meeting at which at least a majority of our outstanding shares are present in person or by proxy constitutes the act of the shareholders, except with respect to the election of Trustees (see below). Our Trust Agreement permits the holders of securities of our affiliates to vote with our shareholders on certain matters, and our Trustees have granted that right to holders of currently outstanding units of limited partnership interest in the PREIT Associates, L.P. ("OP Units") with respect to fundamental changes in us (i.e. mergers, consolidations and sales of substantially all of our assets). See "Summary of the Operating Partnership Agreement -- Authorization of OP Units and Voting Rights." Shareholders do not have any pre-emptive rights to purchase our securities.

         Our Trust Agreement provides that our Trustees may issue multiple classes and series of shares of beneficial interest (including classes and series of preferred shares having preferences to the existing shares in any matter, including rights in liquidation or to dividends) and options, rights (including shareholder rights plans), and other securities having conversion or option rights and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion and option rights in respect of shares. Thus, the rights of holders of existing shares are subject to preferred rights as to dividends and in liquidation (and other such matters) to the extent set forth in any subsequently authorized preferred shares or class of preferred shares.

         Board of Trustees. Our Board of Trustees is divided into three classes serving staggered three-year terms. Our Trust Agreement does not provide for cumulative voting in the election of Trustees, and the candidates receiving the highest number of votes are elected to the office of Trustee.

         Trustee Nomination Process. Our Trust Agreement provides that nominations for election to the office of Trustee at any Annual or Special Meeting of Shareholders shall be made by our Trustees, or by petition in writing delivered to our Secretary not fewer than thirty-five days before the meeting signed by the holders of at least two percent of the shares outstanding on the date of the petition. Nominations not made in accordance with these procedures will not be considered unless the number of persons nominated is fewer than the number of persons to be elected to the office of Trustee at the meeting. In this latter event, nominations for the Trustee positions which would not otherwise be filled may be made at the meeting by any person entitled to vote in the election of Trustees.

Shareholder Rights Plan

         We have adopted a shareholder rights plan. The description and terms of the rights are set forth in a Rights Agreement, dated as of April 30, 1999, as the same may be amended from time to time (the "Rights Agreement"), between us and American Stock Transfer and Trust Company, as rights agent (the "Rights Agent"). Each right entitles its registered holder to purchase from us one share at a price of $70.00 (the "Exercise Price"), subject to certain adjustments.

         The rights, unless earlier redeemed or exchanged by our Board of Trustees, become exercisable upon the close of business on the day (the "Distribution Date") that is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), with certain exceptions set forth below, has acquired beneficial ownership or voting control of 15% or more of our outstanding voting shares, and (ii) the tenth business day (or such later date as may be determined by our Board of Trustees prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or public announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the acquisition of beneficial ownership or voting control of 15% or more our outstanding voting shares (even if no shares are actually acquired pursuant to such offer). The rights will expire at the close of business on March 31, 2009, unless earlier redeemed or exchanged by us as described below.

         Unless the rights are redeemed or exchanged, if a person or group of affiliated or associated persons become an Acquiring Person, each holder of record of a right, other than the Acquiring Person (whose rights will become null and void), will have the right to pay the Exercise Price in return for shares having a market value equal to double the Exercise Price. In addition, after a person or group becomes an Acquiring Person, if we were to undergo a change of control, each holder of record of a right, other than the Acquiring Person (whose rights will become null and void), will have the right to pay the Exercise Price in return for shares of the acquiring entity having a market value equal to double the Exercise Price.

         At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of our outstanding voting shares, our Board of Trustees may exchange the rights (other than rights owned by the Acquiring Person which will have become null and void), in whole or in part, at an exchange ratio of one share per right (subject to adjustment).

         The rights have anti-takeover effects in that they will cause substantial dilution to a person or group of affiliated or associated persons that attempts to acquire us on terms not approved by our Board of Trustees. The rights should not interfere with any merger or other business combination approved by our Board of Trustees because the rights may be redeemed by us at $0.001 per right at any time until the close of business on the tenth day (or such later date as described above) after a person or group has obtained beneficial ownership or voting control of 15% or more of our voting shares.

Limited Liability of Shareholders

         Our Trust Agreement provides that shareholders, to the fullest extent permitted by applicable law, are not liable for any act, omission or liability of a Trustee and that our Trustees have no general power to bind shareholders personally. Notwithstanding the foregoing, there may be liability in some jurisdictions that may decline to recognize a business trust as a valid organization. With respect to all types of claims in such jurisdictions, and with respect to tort claims, certain contract claims and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, shareholders may be personally liable for such obligations to the extent that we do not satisfy such claims. We conduct substantially all of our business in jurisdictions other than the Commonwealth of Pennsylvania in entities recognized in the relevant jurisdiction to limit the liability of equity owners. We carry insurance in amounts which the Trustees deem adequate to cover foreseeable tort claims.

Restrictions on Transfer

         Among the requirements for our qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), are (i) not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or by attribution, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (iii) certain percentages of our gross income must be from particular activities. In order to continue to qualify as a REIT under the Code, our Trustees have adopted, and our shareholders have approved, provisions of our Trust Agreement that restrict the ownership and transfer of shares (the "Ownership Limit Provisions").

         The Ownership Limit Provisions provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of our shares of beneficial interest, whether measured by vote, value or number of our outstanding shares. Our Trustees may waive the Ownership Limit Provisions if evidence satisfactory to the Trustees and our tax counsel is presented that such ownership will not jeopardize our status as a REIT.

         Issuance or transfers of shares in violation of the Ownership Limit Provisions or which would cause us to be beneficially owned by fewer than 100 persons are void ab initio and the intended transferee acquires no rights to the shares.

         In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the Ownership Limit Provisions, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit Provisions automatically are exchanged for excess shares (the "Excess Shares"), authorized by our Trust Agreement, according to the rules set forth therein, to the extent necessary to insure that the purported transfer or other event does not result in the ownership of shares in violation of the Ownership Limit Provisions. Any purported transferee or other purported holder of Excess Shares is required to give written notice to us of a purported transfer or other event that would result in the issuance of Excess Shares.

         Excess Shares are not treasury shares but rather continue as issued and outstanding shares of beneficial interest. While outstanding, Excess Shares will be held in trust. The trustee of such trust shall be us. The beneficiary of such trust shall be designated by the purported holder of the Excess Shares. Excess Shares are not entitled to any dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares of beneficial interest for Excess Shares and prior to our discovery of such exchange, dividends or distributions are paid with respect to the shares that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to us upon demand. Excess Shares participate ratably (based on the total number of shares and Excess Shares) in any liquidation, dissolution or winding up of the Company. Except as required by law, holders of Excess Shares are not entitled to vote such shares on any matter. While Excess Shares are held in trust, any interest in that trust may be transferred by the trustee only to a person whose ownership of shares will not violate the Ownership Limit Provisions, at which time the Excess Shares will be automatically exchanged for the same number of shares of the same type and class as the shares for which the Excess Shares were originally exchanged. Our Trust Agreement contains provisions that are designed to insure that the purported transferee or other purported holder of Excess Shares does not receive in return for such a transfer an amount that reflects any appreciation in the shares for which Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to us. If the foregoing restrictions are determined to be invalid by any court of competent jurisdiction then the intended transferee or holder of any Excess Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring such Excess Shares and to hold such Excess Shares on our behalf.

         Our Trust Agreement further provides that Excess Shares shall be deemed to have been offered for sale to us at the lesser of the price paid for the shares by the purported transferee or in the case of a gift, devise or other transaction, the market price for such shares at the time of such gift, devise or other transaction or the market price for the shares on the date we or our designee exercises its option to purchase. We may purchase such Excess Shares during a 90-day period, beginning on the date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date our Board of Trustees determines that a violative transfer has been made.

         Each shareholder upon demand is required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our Board of Trustees deems necessary to comply with the provisions of our Trust Agreement or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. Certificates representing shares of any class or series issued after September 29, 1997 will bear a legend referring to the restrictions described above.

Change-in-Control Provisions

         In addition to our shareholder rights plan, the following may deter a potential acquiror from acquiring us:

         Ownership Limit. In order to protect our status as a REIT, we must satisfy certain conditions, including the conditions that: (i) not more than 50% in value of our outstanding shares may be owned, directly or by attribution, by five or fewer individuals (as defined in the Code to include certain entities); and (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To this end, our Trust Agreement, among other things, prohibits: (a) any holder from owning more than 9.9% of our outstanding shares of beneficial interest without the consent of our Board of Trustees after evidence satisfactory to our Trustees and tax counsel is presented that such ownership will not jeopardize our tax status as a REIT, and (b) transfers of shares that would cause us to be beneficially owned by fewer than 100 persons.

         Staggered Board. Our Board of Trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three-year terms upon the expiration of the respective class' term. The staggered terms for Trustees may affect our shareholders' ability to take control of us, even if a change in control were in the shareholders' interest.

         Multiple Classes and Series of Shares of Beneficial Interest. Our Trust Agreement provides that our Trustees may create and issue multiple classes and series of preferred shares of beneficial interest (including classes and series of preferred shares having preferences to the existing shares in any matter, including rights in liquidation or to dividends) and options, rights (including shareholder rights plans), and other securities having conversion or option rights and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion and option rights in respect of shares. Our Trust Agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. The issuance of such rights or preferred shares could have the effect of delaying or preventing a change of control over us, even if a change in control were in the shareholders' interest.

                         SUMMARY OF THE TRUST AGREEMENT

         The following summary of our Trust Agreement is qualified in its entirety by reference to the Trust Agreement.

Trustees

         Our Trustees are divided into three classes, with each member of a class elected for a term of three years and until his successor is duly elected and qualified. The Trust Agreement provides that there will be not fewer than five nor more than 15 Trustees. The Trustees are not required to furnish a bond. Trustees may resign at any time, but no resignation is effective until a successor is elected if its effect would be to reduce the number of Trustees below five. The Trustees may fill vacancies that shall have occurred as a result of an increase in the number of Trustees or by reason of the death, resignation or incapacity of any of the Trustees. A Trustee chosen by the other Trustees to fill a vacancy that has occurred as a result of an increase in the number of Trustees will serve until the next annual or special meeting of shareholders and until his successor is elected and qualified. A Trustee chosen by other trustees to fill a vacancy created by reason of the death, resignation or incapacity of a Trustee will hold office for the full remaining term of the former Trustee and until his successor is elected and qualified. The Trust Agreement does not provide for cumulative voting in the election of Trustees, and the candidates receiving the highest number of votes are elected to the office of Trustee. The shareholders may also elect Trustees to fill a vacancy that the other Trustees have not filled. Two-thirds of the serving Trustees have the right at any time to remove any of their number, including a Trustee elected by the shareholders, for any cause deemed by them to be sufficient. Any Trustee may be removed for cause by the holders of a majority of the outstanding shares then outstanding and entitled to vote. A vacancy created by the removal of a Trustee by the other Trustees may be filled only by the shareholders at their next annual meeting or a special meeting called for that purpose unless there are fewer than five Trustees, in which case the remaining Trustees are required to elect a sufficient number of persons so that at least five will be serving. Regular meetings of the shareholders are held annually, and special meetings of the shareholders may be called upon proper notice.

         The concurrence of a majority of the Trustees present at any meeting where there is a quorum, or the written consent of a majority of the Trustees then serving, is necessary for the validity of any action taken. In no event may action be taken without the concurrence, at a meeting or by consent in writing, of at least four Trustees. A majority of the Trustees, provided that the majority consists of at least four Trustees, constitutes a quorum.

         The Trustees may hold legal title to our properties on our behalf or designate persons to so hold on our behalf. The Trustees have complete control of the conduct of our business, including investments, sales, leasing, issuance of additional shares, borrowing and distributions to shareholders without the necessity of securing shareholder approval.

Indemnification

         Our Trust Agreement, as amended, provides that:

         o no Trustee shall be personally liable to any person or entity for any of our acts, omissions or obligations;

         o no Trustee shall be personally liable for monetary damages for any action, or any failure to act, except to the extent a Pennsylvania business corporation's director would remain liable under the provisions of 15 Pa. CS Section 1713; and

         o no officer who performs his duties in good faith, in a manner reasonably believed to be in our best interests and with the care, skill and diligence a person of ordinary prudence would use will be liable by reason of having been an officer.

         Our Trust Agreement provides also that every Trustee and officer is entitled as of right to be indemnified by us against reasonable expense (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalties, and settlements they pay or incur in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in our right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a Trustee or officer or because the person is or was serving in any capacity at our request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

         o no right of indemnification will exist with respect to an action brought by a Trustee or officer against us; and

         o no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

         The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable Trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable Trustee or officer is not entitled to indemnification under the Trust Agreement.

Transactions with Trustees

         The Trustees may deal with us by rendering services for reasonable compensation, buying property from or selling property to us or otherwise. No Trustee shall have any liability for such transactions approved by a majority of the other Trustees, except for his or her bad faith or gross negligence, and any such Trustee may be counted in determining the existence of a quorum at any meeting of the Board of Trustees that authorizes any such transaction and may vote at the meeting to authorize any such transaction.

Term

         Our term is perpetual. Our existence does not terminate automatically if we fail to maintain our qualification as a real estate investment trust for tax purposes.

Fundamental Transactions; Amendments

         Any merger to which we are a party (other than a merger of any entity with and into us in which we owned at least 80% of the voting power immediately prior to the merger and other than a merger that does not affect the aggregate ownership interests of our shareholders in the surviving entity) and any sale or transfer of all or substantially all of our assets (other than to an entity directly or indirectly controlled by us) must be approved by the affirmative vote of a majority of the votes cast by the holders of all shares entitled to vote thereon (other than the holders of shares of a class or series of shares, if any, entitled to vote thereon exclusively as a separate class or series) and by a majority of the votes cast by the holders of any class or series, if any, entitled to vote thereon separately as a class or series.

         Amendments to the Trust Agreement can be made by the consent of two-thirds of the Trustees, but not fewer than four. However: (i) no amendment to increase the liability of shareholders shall be effective without the consent of the holders of two-thirds of each class or series of shares outstanding; (ii) no amendment may require additional contributions from or assessments against shareholders; and (iii) no amendment (A) increasing our authorized capitalization, or (B) having the reasonably foreseeable effect of impeding or preventing a "Control Transaction" shall be effective unless approved by a majority of the votes cast by all shareholders entitled to vote thereon (other than the holders of any class or series, if any, entitled to vote thereon exclusively as a separate class or series) and a majority of the votes cast by the holders of any class or series, if any, entitled to vote thereon separately as a class or series. As used in the Trust Agreement, the term "Control Transaction" means the acquisition by any person or group of our shares having at least 20% of the votes that all shareholders are entitled to cast in the election of Trustees.

Applicable Law

         The Trust Agreement provides that it shall be construed in accordance with Pennsylvania law.

                 SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT

         The following summary of the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., as amended (the "Operating Partnership Agreement") is qualified in its entirety by reference to the Operating Partnership Agreement.

General

         We are the sole general partner of the Operating Partnership. We contributed to the Operating Partnership, or to entities wholly owned by the Operating Partnership, the real estate interests owned, directly or indirectly, by us, or the economic benefits thereof, in exchange for a general partnership interest in the Operating Partnership and a number of Class A OP Units that equaled, in the aggregate, the number of our shares of beneficial interest issued and outstanding on September 30, 1997.

Management

         Under the Operating Partnership Agreement, we, as the sole general partner of the Operating Partnership, have the authority, to the exclusion of the limited partners, to make all management decisions on behalf of the Operating Partnership. In addition, we, as general partner, will have the ability to cause the Operating Partnership to create and issue subsequent classes of limited or preferred partner interests with terms different from the limited partner and general partner interests issued in connection with our acquisition of The Rubin Organization, Inc. (the "TRO Transaction"). We have agreed in the Operating Partnership Agreement to conduct substantially all of our business activities through the Operating Partnership unless a majority in interest of the OP Units (exclusive of OP Units owned by us) consent to the conduct of business activities outside the Operating Partnership.

Authorization of OP Units and Voting Rights

         The Operating Partnership Agreement authorizes the issuance of an unlimited number of OP Units in one or more classes. Holders of OP Units are entitled to distributions from the Operating Partnership as and when made by us as the general partner. Because we will, of necessity, have to make distributions on the Class A OP Units held directly or indirectly by us at the times and in the amounts as will permit us to make distributions to our shareholders necessary to preserve our status as a REIT for federal income tax purposes, it is anticipated that the other holders of OP Units will receive such distributions at the approximate time, and in the same amounts, as distributions are declared and paid by us to our shareholders.

         Holders of OP Units generally will have no right to vote on any matter voted on by holders of our shares except that prior to the date on which at least half of the OP Units issued on September 30, 1997 in connection with the TRO transaction have been redeemed, the holders of OP Units issued on September 30, 1997 are entitled to vote, along with our shareholders as a single class, on any proposal to merge, consolidate, or sell substantially all of our assets. Our OP Units are not included for purposes of determining when half of the OP Units issued on September 30, 1997 have been redeemed, nor are they counted as votes. If the holders of our shares vote on such a transaction and holders of OP Units are to vote thereon, each OP Unit will be entitled to one vote for each share issuable by us upon the redemption of the OP Unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding OP Units and the applicable vote of the holders of our outstanding shares, which such vote may be met by any combination of holders of OP Units or shares.

         The Operating Partnership Agreement also provides that we may not engage in a fundamental transaction (e.g., a merger) unless, by the terms of such transaction, the OP Units are treated in the same manner as that number of shares for which they are exchangeable by us upon notice of redemption are treated. Holders of OP Units also have the right to vote on certain amendments to the Operating Partnership Agreement.

Redemption Rights

         Class A and Class B OP Units are redeemable by the Operating Partnership at the election of a limited partner holding such units, at such time, and for such consideration, as set forth in the Operating Partnership Agreement. In general, and subject to certain exceptions and limitations, holders of OP Units (other than us and our subsidiaries) may, beginning one year following the respective issue dates, give one or more notices of redemption with respect to all or any part of the Class A OP Units so received and then held by such party. Class B OP Units are redeemable at the option of the holder at any time after issuance.

         If a notice of redemption is given, we have the right to elect to acquire the Units tendered for redemption for our own account, either in exchange for the issuance of a like number of shares (subject to adjustments for stock splits, recapitalizations, and like events) or a cash payment equal to the average closing price of the shares over the ten consecutive trading days immediately prior to receipt by us, in our capacity as general partner of the Operating Partnership, of the notice of redemption. If we decline to exercise such right, then on the tenth day following tender for redemption, the Operating Partnership will pay a cash amount equal to the number of OP Units so tendered multiplied by such average closing price.

Registration Rights

         At the closing of the TRO Transaction, we entered into Registration Rights Agreements with those persons receiving or entitled to receive (i) Class A OP Units in respect of shares of The Rubin Organization and/or their interests in certain properties acquired by the Operating Partnership in the TRO Transaction and (ii) the Class B OP Units issued in the TRO Transaction. In general, the Registration Rights Agreement for the holders of Class A OP Units provides that those parties receiving and entitled to receive Class A OP Units in the TRO Transaction will be entitled to cause us, subject to exclusions and limitations commonly found in agreements of this type, to register shares issuable upon redemption of such OP Units for resale by them in connection with other registration statements filed by us. This Registration Rights Agreement contains provisions dealing with registration procedures, holdbacks, responsibility for expenses, indemnification, and other customary provisions.

         If the former shareholders of The Rubin Organization having piggyback registration rights do not have an opportunity to exercise those rights before a specified period following the last issuance of Class A OP Units pursuant to the TRO Transaction, these former shareholders will have the right to cause us to file a registration statement covering the resale of the shares issuable upon redemption of such OP Units. In such event, we will be obligated to use our commercially reasonable efforts to cause the registration statement to become effective within 60 days after filing and to remain effective for not less than two years (or until the date on which shares may be sold without registration, if earlier).

         We also entered into Registration Rights Agreements with other holders of Class A and Class B OP Units, pursuant to which we have agreed to file and maintain registration statements covering resales from time to time of shares obtained in connection with the redemption of Class A and Class B OP Units. We have agreed to use our reasonable best efforts to include in such registration statements resales of shares issued upon redemption of Class A OP Units issued in connection with TRO Transaction.

Other Rights

         If the Operating Partnership determines to sell, before the fifth anniversary of the date on which a property is acquired by the Operating Partnership, certain specified properties for which Class A Units were issued in the TRO Transaction, and the holders of a majority of the then outstanding Class A OP Units issued to the former affiliates of The Rubin Organization object to such sale, the sale will not be consummated unless (i) the sale constitutes an exchange under Section 1031 of the Code or (ii) the sale is in connection with the proposed sale of all or substantially all of the assets of the Operating Partnership.

                        FEDERAL INCOME TAX CONSIDERATIONS

General

         The following discussion summarizes the federal income tax considerations that may be material to a prospective holder of shares. Drinker Biddle & Reath LLP, our counsel, has provided an opinion letter to us respecting the discussion set forth below under this heading "Federal Income Tax Considerations," and the opinion is included as an exhibit to the registration statement of which this prospectus is a part. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations; nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

         General. The Company is designed to qualify and has elected to qualify as a "real estate investment trust" under Sections 856-60 of the Code. The Company believes that it has been organized and has operated in a manner to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in this manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in this manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies these tests or will continue to do so. See "Failure to Qualify" below.

         The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof. If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

         Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which are owned, directly or by attribution, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Trust Agreement provides certain disclosure requirements for 1% or greater shareholders and certain restrictions regarding the transfers of Company shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above.

         A REIT is permitted to have a wholly owned subsidiary (also referred to as a "qualified REIT subsidiary"). A qualified REIT subsidiary is not treated as a separate entity for Federal income tax purposes. Rather, all of the assets, liabilities and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT.

         A REIT is also generally permitted to own any percentage of the stock of a corporation (a "taxable REIT subsidiary"), provided that the aggregate value of the REIT's interests in taxable REIT subsidiaries and other securities does not exceed 25% of the value of the REIT's gross assets. A corporation that is wholly or partially owned by a REIT will qualify as a "taxable REIT subsidiary" if both the REIT and the subsidiary so elect.

         A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, the Company's proportionate share of the assets, liabilities and items of income of its Operating Partnership and each of the real estate partnerships or other pass-through entities in which its Operating Partnership holds an interest (the "Title Holding Partnerships") will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and the Title Holding Partnerships are treated as partnerships for Federal income tax purposes.

         Income Tests. To maintain its qualification as a REIT, a REIT must satisfy two gross income requirements each year. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived directly or indirectly from investments in real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived from the same items that qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of five (5%) percent of gross income that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not furnish or render more than a de minimus amount of services to tenants, other than through an "independent contractor" from whom the Company derives no revenue or a taxable REIT subsidiary. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Although PREIT Services, LLC, which, together with PREIT-RUBIN, comprise our commercial property development and management business, renders services with respect to rental properties of the Operating Partnership and the Title Holding Partnerships, and PREIT Services does not constitute an "independent contractor" for this purpose, the Company believes that the services being provided by PREIT Services with respect to these properties in past years are usual or customary or should not otherwise be considered "rendered to the occupant." The Company believes that the aggregate amount of any nonqualifying income in any taxable year earned by the Operating Partnership and the Title Holding Partnerships has not caused, and will not cause, the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

         The Operating Partnership owns all of the outstanding shares of PREIT-RUBIN. For years beginning after December 31, 2000, the Company has elected for PREIT-RUBIN to be treated as a taxable REIT subsidiary. As such, PREIT-RUBIN is taxable as a regular corporation. PREIT-RUBIN performs management, development and leasing services for the Operating Partnership and other real estate owned in whole or in part by third parties. The third-party income earned by and taxed to PREIT-RUBIN would be nonqualifying income if earned directly by the Company. As a result of the corporate structure, all third-party and other services income will be earned by and taxed to PREIT-RUBIN at applicable Federal and state corporate income tax rates and will be received by the Company only indirectly as dividends, after reduction by these taxes. Such dividends will be qualifying income under the 95% test.

         If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and the 95% gross income tests.

         Asset Tests. The Company, at the close of each quarter of its taxable year, must satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of the vote or value of any one issuer's outstanding common stock (other than an interest in a partnership, shares of a qualified REIT subsidiary, a taxable REIT subsidiary or another
REIT).

         The Company believes that it has complied, and anticipates that it will continue to comply, with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of its Operating Partnership and all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company believes that more than 75% of its assets are real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of the vote or value of any one issuer's common stock, other than any qualified REIT subsidiary or taxable REIT subsidiary of the Company, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets. As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take any other action within 30 days after the close of any quarter as may be required to cure any noncompliance. We cannot assure you, however, that this other action will always be successful.

         Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 90% of its income (aside from net capital gains) each year. In addition, the Company will be subject to tax on the undistributed amount at regular corporate rates and also may be subject to a 4% excise tax on undistributed income.

         The Company believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual 90% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement and to avoid all corporate-level taxes. In that event, the Company may arrange for short-term, or possibly long-term, borrowing (by itself or by its Operating Partnership) to meet the 90% distribution requirement and avoid the corporate-level taxes.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to this statutory relief.

         Limitations Applicable to Taxable REIT Subsidiaries. Certain provisions of the Code are designed to curtail a REIT's ability to minimize the taxable income of any taxable REIT subsidiary, such as PREIT-RUBIN. A 100% tax will apply to any excessive interest expense or other deductions paid by a taxable REIT subsidiary to the REIT and to any amounts by which the taxable REIT subsidiary undercharges tenants of the REIT. Also, there are limitations on the deductibility of interest by highly leveraged taxable REIT subsidiaries.

Income Taxation of PREIT Associates, the Title Holding Partnerships and their Partners

         The following discussion summarizes certain Federal income tax considerations applicable to the Company's investment in its Operating Partnership and the Title Holding Partnerships:

         Classification of the Operating Partnership and Title Holding Partnerships as Partnerships. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of its Operating Partnership (including its Operating Partnership's share of the income or losses of the Title Holding Partnerships) only if the Operating Partnership and the Title Holding Partnerships (collectively, the "Partnerships") are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. The Partnerships have not elected, and do not intend to elect, to be taxable for Federal income tax purposes as corporations. Accordingly, under applicable "check-the-box" regulations, they should be classified as partnerships for Federal income tax purposes.

         Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect and other requirements.

         If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations With Respect to Contributed Properties. The properties contributed directly or indirectly to the Operating Partnership have generally been appreciated as of the time of contribution, and it is likely that properties contributed in the future will also be appreciated. Under Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner so that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. The partnership agreements of the Partnerships require allocations of income, gain, loss and deduction attributable to the contributed property to be made in a manner that is consistent with Section 704(c) of the Code. If the Partnerships sell contributed property at a gain or loss, the gain or loss will be allocated to the contributing partner(s) generally to the extent of the precontribution unrealized gain or loss.

         Depreciation. The Partnerships' assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, the Operating Partnership depreciation deductions for its real property are based largely on the historic depreciation schedules for the properties. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over at least 39 years, except that residential buildings will be depreciated over 27.5 years, and land is nondepreciable. In certain instances where a partnership interest rather than real estate is contributed to the Partnership, the real estate may not carry over its depreciation schedule but rather may, similarly, be subject to the lengthier depreciation period.

         Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

         Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, the Company's share as a partner of any gain realized by the Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The prohibited transaction income could also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's net sales price. The Partnerships intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make occasional sales of the properties as are consistent with the Company's and its Operating Partnership's investment objectives. No assurance can be given, however, that no property sale by the Partnerships will constitute a sale of inventory or other property held primarily for sale to customers.

Taxation of Shareholders

         Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends-received deduction as to the amounts. Distributions that are designated as 20%-rate capital gain dividends will be taxed as long-term capital gains, and distributions that are designated as 25%-rate gain dividends will be taxed as 25%-rate gain, in each case without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shares. To the extent that the distributions exceed the adjusted basis of a shareholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder.

         In addition, to the extent, if any, that the Company does not distribute all its net capital gain (including 25%-rate gain) in a year, the Company may elect to designate (in a written notice to shareholders) that the undistributed capital gain shall nonetheless be treated for Federal income tax purposes as if it had been distributed proportionately to the Company's shareholders as of the end of the year and recontributed to the Company's capital. In that case, the shareholders will be taxed on the gain, but will receive a tax credit for the tax paid by the Company on the gain, and each shareholder's basis in shares of the Company will be increased by the excess of the amount of the gain over the amount of the tax credit.

         In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (i) the amount of cash and the fair market value of any property received on the disposition and (ii) the shareholder's adjusted basis of the shares. The gain or loss generally will constitute long-term capital gain or loss if the shareholder has held the shares for more than one year. For an individual shareholder, the long-term capital gain will generally be taxable at a maximum rate of 20%, except that a reduced rate may apply for gain on shares held more than five years. Loss upon a sale or exchange of shares by a shareholder who has held the shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by the shareholder as long-term capital gain (including both 20%- and 25%-rate gain).

         Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 30% with respect to dividends paid.

         Taxation of Tax-Exempt Shareholders. The Company does not expect that distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of these rules. Prospective Non-U.S. Shareholders should consult with their own tax advisor to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements. In particular, Non-U.S. Shareholders who are engaged in a trade or business in the United States, and Non-U.S. Shareholders who are individuals and who were present in the United States for 183 days or more during the tax year and have a "tax home" in the United States, may be subject to tax rules different from those described below.

         Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. These distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shares. To the extent that these distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of the amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts of undistributed capital gain that are designated by the Company as deemed distributions (as discussed under "Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States Federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on the undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of the tax paid by the Company were to exceed their actual United States Federal income tax liability).

         Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of shares will not be subject to taxation under FIRPTA. If the gain on the sale of shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.

Other Tax Considerations

         State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of the Company.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time of up to 1,176,627 shares that have been or may be issued to holders of units of limited partnership interest in PREIT Associates, including those listed above under the caption "Selling Shareholders," as well as their pledgees, donees, transferees, partners or other successors in interest. We will not receive any of the proceeds from the sale of any shares by the selling shareholders. The distribution of the shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of shares for whom they may act as agents. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of shares may be entitled to indemnification from us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

         The selling shareholders and any underwriters, dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any other required information.

         The sale of the shares by the selling shareholders may also be effected from time to time by selling the shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling shareholders or may purchase from the selling shareholders all or a portion of the shares as principal, and any such sale may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved. The shares may also be sold pursuant to Rule 144 promulgated under the Securities Act.

         We will pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the shares offered hereby will be passed upon for us by Drinker Biddle & Reath LLP. Drinker Biddle & Reath LLP will also pass on certain federal income tax matters respecting us.


                                     EXPERTS

         The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         On July 19, 2002, we filed a Current Report on Form 8-K indicating that we had terminated Arthur Andersen LLP as our auditors and engaged a new auditing firm. Arthur Andersen has not consented to the incorporation by reference of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of their reports in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements and schedules audited by Arthur Andersen that are incorporated by reference in this prospectus or any omissions to state a material fact required to be stated therein.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, which require us to file reports, proxy statements and other information with the SEC. You may read and copy our SEC filings at the SEC's Public Reference Facilities, which are in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's following regional offices: 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Chicago, Illinois 60604. Copies of the material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, by calling 1-800-SEC-0330. The SEC also maintains an Internet web site at http://www.sec.gov that contains our SEC filings. In addition, our shares are listed on the New York Stock Exchange and our SEC filings can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement because we have omitted some of the information as permitted by the SEC's rules and regulations. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. In each instance, each statement is qualified, in all respects, by reference to the copy of the applicable contract or document filed as an exhibit to the registration statement. For further information about us and our securities, we refer you to the registration statement and the exhibits and schedules that may be obtained from the SEC at its principal office in Washington, D.C. after payment of the SEC's prescribed fees.

         The SEC allows us to "incorporate by reference" the information in documents we file with them. This means that we can disclose important information by referring you to these documents. The information we incorporate by reference is an important part of this prospectus, and information in documents we file after the date of this prospectus automatically will update and supersede information in this prospectus.

         We filed the documents listed below under the Exchange Act with the SEC, and we incorporate each of the documents, and all documents filed after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, into this prospectus by reference:

         1. Our Annual Report on Form 10-K for the calendar year ended December 31, 2001, filed on March 28, 2002.

         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 14, 2002.

         3. Our Current Reports on Form 8-K dated April 4, 2002, filed on April 11, 2002 (as amended by Form 8-K/A filed on April 30, 2002), dated June 28, 2002, filed on July 25, 2002 and dated July 16, 2002, filed on July 19, 2002.

         4. The description of our shares contained in the registration statement on Form 8-A filed on October 24, 1997 (amended November 13, 1997 and again on December 17, 1997) and the description of the rights to purchase our shares contained in the registration statement on Form 8-A filed on May 3, 1999.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, after their written or oral request, a copy of any or all of the documents we have incorporated in this prospectus by reference. Written requests for copies should be addressed to:

                    Pennsylvania Real Estate Investment Trust
                            Attention: Bruce Goldman,
                      Senior Vice President-General Counsel
                                  The Bellevue
                               200 S. Broad Street
                        Philadelphia, Pennsylvania 19102
                            Telephone: (215) 875-0700

                           FORWARD LOOKING STATEMENTS

         In this prospectus and in reports we incorporate into this prospectus, we use forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "plan," or "continue," or the negative of or other variations on these terms, or comparable terminology, which are referred to under the securities laws as "forward-looking statements."

         Our forward-looking statements are affected by known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied by our forward-looking statements. Some, but not all, of these risks, uncertainties and factors are discussed in this prospectus. We disclaim any obligation to update this discussion or to announce publicly the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, we will incur in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the SEC registration fee.

         Securities and Exchange Commission Registration Fee..........  $  2,327
         Legal Fees and Expenses......................................    50,000
         Miscellaneous Expenses.......................................    50,000
                                                                        --------
         Total........................................................  $102,327
                                                                        ========

Item 15.  Indemnification of Directors and Officers.

         Our Trust Agreement, as amended, provides that:

         o no Trustee shall be personally liable to any person or entity for any of our acts, omissions or obligations;

         o no Trustee shall be personally liable for monetary damages for any action, or any failure to act, except to the extent a Pennsylvania business corporation's director would remain liable under the provisions of 15 Pa. CS Section 1713; and

         o no officer who performs his duties in good faith, in a manner reasonably believed to be in our best interests and with the care, skill and diligence a person of ordinary prudence would use will be liable by reason of having been an officer.

         Our Trust Agreement provides also that every Trustee and officer is entitled as of right to be indemnified by us against reasonable expense (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalties, and settlements they pay or incur in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in our right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a Trustee or officer or because the person is or was serving in any capacity at our request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

         o no right of indemnification will exist with respect to an action brought by a Trustee or officer against us; and

         o no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

         The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable Trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable Trustee or officer is not entitled to indemnification under the Trust Agreement.

         Our By-laws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in our right, whether civil, criminal, administrative or investigative, because the person is or was a Trustee or officer, or is or was serving, while a Trustee or officer, at our request, as a director, officer, employee, agent, fiduciary or other representative of another for profit or not-for-profit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement incurred actually and reasonably by the person in connection with the action or proceeding, unless a court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. Our By-laws also provide that the right to indemnification is contractual in nature and includes the right to be paid the expenses (including attorneys fees) incurred in defending any action or proceeding in advance of the action or proceeding's final disposition upon our receipt of an undertaking by or on behalf of the person to repay the amount if it is determined ultimately that the person is not entitled to indemnification.

         In addition, our Trust Agreement and Pennsylvania law permit us to provide similar indemnification to employees, agents and other persons who are not Trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our right to procure a judgment in our favor and requires indemnification in certain cases where the Trustee or officer is the prevailing party. Certain of the employment agreements we have entered into with our officers provide the officer indemnification. Generally, these contracts require us to indemnify the officer to the fullest extent permitted under the Trust Agreement. The limited partnership agreement for PREIT Associates, our operating partnership (the "Operating Partnership"), also provides for indemnification of us, our Trustees and our officers for any and all actions with respect to PREIT Associates; provided, however, that PREIT Associates will not provide indemnity for:

         o    willful misconduct or knowing violation of the law;

         o any action where the covered person received an improper personal benefit in violation or breach of PREIT Associates' limited partnership agreement;

         o    any violation of PREIT Associates' limited partnership agreement;
              or

         o any liability the person may have to PREIT Associates under certain documents delivered in the transaction in which properties were or will be contributed to PREIT Associates

         Currently, we maintain directors and officers liability insurance for our Trustees and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the Securities and Exchange Commission's opinion, the indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 16.  Exhibits.

(a)      Exhibits:

Exhibit
Number     Description
------     -----------

5          Opinion of Drinker Biddle & Reath LLP

8          Opinion of Drinker Biddle & Reath LLP regarding tax matters

23         Consent of Drinker Biddle & Reath LLP (included in Exhibits 5 and 8)

24         Powers of Attorney (included on signature page)



Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on July 11, 2002.

                               PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



                               By:  /s/ Jonathan B. Weller
                                  ------------------------------------------
                                       Jonathan B. Weller,
                                       President and Chief Operating Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, does hereby constitute and appoint RONALD RUBIN and JONATHAN B. WELLER, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                    Name                                          Capacity                                  Date
                    ----                                          --------                                  ----
/s/ Ronald Rubin                                Chairman, Chief Executive Officer and Trustee            July 11, 2002
-----------------------------------
Ronald Rubin

/s/ Jonathan B. Weller                          President, Chief Operating Officer and                   July 11, 2002
-----------------------------------             Trustee
Jonathan B. Weller

/s/ Rosemarie B. Greco                          Trustee                                                  July 11, 2002
-----------------------------------
Rosemarie B. Greco

/s/ Lee H. Javitch                              Trustee                                                  July 11, 2002
-----------------------------------
Lee H. Javitch

/s/ Leonard I. Korman                           Trustee                                                  July 11, 2002
-----------------------------------
Leonard I. Korman

/s/ Ira Lubert                                  Trustee                                                  July 11, 2002
-----------------------------------
Ira Lubert

/s/ Jeffrey P. Orleans                          Trustee                                                  July 11, 2002
-----------------------------------
Jeffrey P. Orleans

/s/ George F. Rubin                             Trustee                                                  July 11, 2002
-----------------------------------
George F. Rubin

/s/ Edward A. Glickman                          Executive Vice President and Chief Financial             July 11, 2002
-----------------------------------             Officer
Edward A. Glickman

/s/ David J. Bryant                             Senior Vice President - Finance and                      July 11, 2002
-----------------------------------             Treasurer (Chief Accounting Officer)
David J. Bryant

                                  EXHIBIT INDEX

Exhibit
Number     Description
------     -----------

5          Opinion of Drinker Biddle & Reath LLP

8          Opinion of Drinker Biddle & Reath LLP regarding tax matters

23         Consent of Drinker Biddle & Reath LLP (included in Exhibits 5 and 8)

24         Power of Attorney (included on signature page)